UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 14, 2021
Date of Report (date of earliest event reported)

Phillips 66
(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(281) 293-6600
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 14, 2021, the Board of Directors of Phillips 66 (the "Company") appointed Denise R. Cade and Douglas T. Terreson to serve as independent directors on the Board. Ms. Cade was appointed to the class of directors whose term expires at the Company's annual meeting of shareholders in 2023 and Mr. Terreson was appointed to the class of directors whose term expires at the annual meeting in 2024. Ms. Cade will serve as a member of the Audit and Finance Committee and the Public Policy and Sustainability Committee of the Board. Mr. Terreson will serve as a member of the Human Resources and Compensation Committee and the Public Policy and Sustainability Committee of the Board.

Ms. Cade, age 58, has served as the Senior Vice President, General Counsel and Corporate Secretary of IDEX Corporation since 2015, and has served on the Board of Directors of Teledyne Technologies since 2019. Mr. Terreson, age 59, most recently served as a Senior Advisor at Evercore.

Ms. Cade and Mr. Terreson will each receive compensation in accordance with the Company's standard compensation arrangements for non-employee directors, which are more fully described under the caption "Non-Employee Director Compensation" in the Company's proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 31, 2021, as may be adjusted by the Board from time to time.

There are no arrangements or understandings pursuant to which Ms. Cade and Mr. Terreson were appointed to the Board and neither Ms. Cade nor Mr. Terreson has any direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Dated: July 15, 2021	By:	/s/ Paula A. Johnson
Paula A. Johnson Executive Vice President